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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VICURON PHARMACEUTICALS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Vicuron Pharmaceuticals Inc. 455 South Gulph Road, Suite 305 King of Prussia, Pennsylvania 19406 United States of America

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Vicuron Pharmaceuticals Inc.:

        Vicuron Pharmaceuticals Inc. is the new name of the company formed by the merger of Biosearch Italia S.p.A. with and into Versicor Inc. Vicuron Pharmaceuticals Inc. is a Delaware corporation.

        Notice is hereby given that the Annual Meeting of Stockholders of Vicuron Pharmaceuticals Inc. will be held in the United States on Friday, June 20, 2003 at 10:00 a.m. local time at The Radisson Valley Forge Hotel at 1160 First Avenue, King of Prussia, Pennsylvania 19406 for the purposes of considering and acting upon the following matters:

  1.
  the election of three directors to the board of directors to hold office until the 2006 annual meeting of stockholders, or until their successors are duly elected and qualified;

  2.
  a proposal to ratify the audit committee's selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2003; and

  3.
  the transaction of such other business as may properly come before the meeting or any adjournments or postponements that may take place.

        The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Our board of directors recommends that you vote in favor of the nominees and for the additional proposal described in the accompanying proxy statement.

        Only stockholders who owned stock at the close of business on April 28, 2003 can vote at this meeting or any adjournments or postponements that may take place.

By Order of the Board of Directors,
George F. Horner III President and Chief Executive Officer

King of Prussia, Pennsylvania
April 29, 2003

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure that your vote is counted at the meeting. If you are one of our stockholders in Italy, please remember to request a Certification of Participation in the Central Depository System from your broker and include it in the same envelope or telecopy it together with your Italian proxy card (see page 3 for more information on Italian voting procedures).

PROXY STATEMENT

        This proxy statement dated April 29, 2003, is furnished in connection with the solicitation of proxies by the board of directors of our company, Vicuron Pharmaceuticals Inc., for use at our 2003 annual meeting of stockholders, which will be held in the United States on Friday, June 20, 2003. This proxy statement will be first mailed to stockholders on or about May 1, 2003.

TABLE OF CONTENTS

Proxy Solicitation And Voting	3
Proposal 1: Election Of Directors	8
Directors And Officers	9
Compensation Committee Report On Executive Compensation	22
Stock Price Performance Graph	24
Proposal 2: Ratification Of Our Selection Of Independent Public Accountants	25
Independent Public Accountants	26
Audit Committee Report	27
Security Ownership Of Certain Beneficial Owners And Management	28
Other Matters	30
Where You Can Find More Information	30
Stockholder Proposals	30

        All references to "dollars" or "$" in this proxy statement are references to United States dollars; all references to "euros" or "€" are references to European Union, or EU, euros and all references to "lira" or "Lit." are to the Italian lira. On April 28, 2003, the New York late day exchange rate for the euro expressed in U.S. dollars per euro (as quoted in The Wall Street Journal the following morning) was $1.0988 to €1.00. The exchange rate between the lira and the euro established pursuant to the Maastricht treaty is fixed at Lit. 1,936.27 to €1.00. Since January 1, 2002, the lira has been withdrawn from circulation.

PROXY SOLICITATION AND VOTING

General

        The enclosed proxy is solicited on behalf of the board of directors of Vicuron Pharmaceuticals Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on Friday, June 20, 2003 at 10:00 a.m. local time or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The annual meeting will be held at The Radisson Valley Forge Hotel in the United States.

Important Information for our Stockholders in Italy about Voting Procedures

        When we merged with Bioseach Italia, the shareholders of Biosearch received shares of Versicor common stock in exchange for Biosearch Italia ordinary shares. All of the Versicor shares were delivered to our Italian stockholders through the facilities of the Italian clearing agency, called Monte Titoli, and from that point, through the banks and brokers participating in the Monte Titoli system. Versicor subsequently changed its name to Vicuron Pharmaceuticals. If you are a pre-merger Biosearch shareholder or if you acquired our stock on the Nuovo Mercato, you continue to hold shares of Vicuron common stock indirectly, through Monte Titoli (unless you or your broker has taken action to remove your shares from the Monte Titoli system). We refer to persons holding our stock through Monte Titoli as our stockholders in Italy. Monte Titoli, in turn, holds these shares of Vicuron common stock through the U.S. clearing agency, called the Depository Trust Company, or DTC. Pursuant to U.S. law, DTC will transfer its voting power over the shares in Monte Titoli's account to Monte Titoli. Monte Titoli has agreed with us that it will re-transfer its voting power over such shares to the persons holding Certifications of Participation in the Italian Central Depository System issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

        All of our Italian stockholders are cordially invited to attend our annual meeting in the United States. If you hold Vicuron Pharmaceuticals stock in Italy through Monte Titoli, your broker is required by Italian law to provide you with a Certification of Participation in the Italian Central Depository System, which we refer to as your "Certification." If you wish to attend our annual meeting and vote in person, please present your Certification at the door. Alternately, if you would like to vote by mail, you must obtain an Italian proxy card. If you did not receive an Italian proxy card with this proxy statement, you may print one from our Internet site at www.shareholder.com/vicuron/2003annualstockholdersmeeting.cfm. Please mark your votes on the Italian proxy card and return it and your Certification by mail to the address shown on the card by the deadline shown on the card. Your name, as you write it on your Italian proxy card must exactly match your name, as printed on your Certification. Italian privacy law prevents us from learning in advance the names of the persons holding Certifications. Thus, you must include your Certification (or a complete copy) in the same envelope as your Italian proxy card in order for your vote to be counted (that is, in order to prove to our inspector of election that you have the right to vote). Holders of Certifications may also name a substitute proxy by any other means permitted by Delaware law and our Bylaws. If you use an alternate means, the person you name as your proxy must provide your Certification, or a complete copy thereof, together with your written authorization naming such person as your proxy, to our inspector of election in order to verify the authenticity of your proxy designation.

        We strongly encourage our Italian stockholders to obtain a Certification and submit it, together with an Italian proxy card, by mail to the address shown on the Italian proxy card. A substantial percentage of our shares are held by persons in Italy. If our Italian stockholders do not take the time to vote, we might not obtain a quorum, in which case we would be unable to conduct any business at the annual meeting. Your vote is important. Please obtain a Certification and vote today.

Solicitation

        Vicuron Pharmaceuticals will bear its entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing to you of this proxy statement, the proxy cards and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians that hold in their names shares of Vicuron common stock beneficially owned by others to forward to such beneficial owners. At our election, we may reimburse persons representing beneficial owners of Vicuron common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees or, at our request, a professional proxy solicitor. No additional compensation will be paid to our directors, officers or other regular employees for such services, but the professional proxy solicitor will be paid its customary fee if it renders solicitation services.

Record Date, Voting Rights and Shares Outstanding

        Holders of record of Vicuron common stock at the close of business on April 28, 2003 will be entitled to notice of and to vote at the annual meeting. Each holder of record of our common stock on the record date will be entitled to one vote per share on each matter to be voted upon at the annual meeting. The election of each director is considered to be a separate matter.

        All votes will be tabulated by the inspector of election appointed for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions

        When an eligible voter attends the meeting but decides not to vote, the eligible voter's decision not to vote is called an abstention. Properly executed proxy cards that are marked "abstain" or "withhold authority" on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

  •
  abstention shares are present and entitled to vote for purposes of determining the presence of a quorum, as discussed in more detail below;

  •
  abstentions will be treated as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote requiring a plurality, a majority or some other percentage of the votes actually cast; and

  •
  abstentions will have the same effect as votes against a proposal if the vote required is a majority or some other percentage of the voting power present for that proposal or of the votes entitled to be cast on that proposal.

Broker Non-Votes

        Many of our investors do not hold our common stock directly, but instead hold our common stock in "street name" through their brokers. U.S. brokers holding our common stock for their clients generally do not have authority to vote those shares of our common stock on extraordinary proposals unless the broker's client provides specific voting instructions to the broker. When no instructions are received, U.S. brokers are generally required to return the proxy card (or a substitute thereof) marked with an indication that the broker lacks voting power over that particular extraordinary proposal. This type of response is known as a "broker non-vote." Shares which are the subject of broker non-votes as to any proposal will be treated as shares that are not entitled to be voted as to that proposal and, accordingly, those shares will not be counted as voting power present for that proposal (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, broker non-votes will have the effect of reducing the number of affirmative votes that must be cast in order to approve any proposal the passage of which requires the affirmative vote of a majority (or some other percentage) of the voting power present for that proposal or of the votes entitled to be cast on that proposal.

Quorum

        A quorum must be initially present at the annual meeting before any proposal may be voted upon. The holders of a majority of the stock of the corporation having voting power must be present in person or represented by proxy to constitute a quorum at the annual meeting.

        At the close of business on the record date, April 28, 2003, we had outstanding 47,679,720 shares of Vicuron Pharmaceuticals common stock, all of which are entitled, under our charter and Bylaws, to be voted at the annual meeting. Accordingly, the holders of 23,839,861 shares must be present, either in person or represented by proxy, at the annual meeting to constitute a quorum. Once a quorum is established at the annual meeting, it generally will not be defeated by the departure of eligible voters.

        For the purposes of determining a quorum, abstentions will count as shares present at the annual meeting and, thus, will count toward the presence of a quorum. Broker non-votes will also count as shares present at the annual meeting (and, thus, will count toward the presence of a quorum), so long as the broker's proxy card grants some voting power to the designated proxy.

Vote Required for Each Proposal

        For Proposal One, the election of directors, if a quorum is initially present at the annual meeting, the three candidates who receive a plurality of the votes (that is, the three candidates who receive the most votes) at the annual meeting, will be elected to the board of directors. Abstentions and broker non-votes will be treated as not voting on Proposal One.

        For Proposal Two, ratification of the appointment of our independent auditors, a majority of the shares with voting power present must be voted in favor of ratification for this proposal to pass. Abstentions on Proposal Two will be treated as shares with voting power present but not voted, which will have the effect of a vote against ratification. Any broker non-votes on Proposal Two will be treated as shares with voting power that are not present for that proposal. Thus, broker non-votes on Proposal Two will count neither for nor against the proposal, but will have the effect of reducing the total number of affirmative votes required for passage of the proposal.

        If other matters are properly brought before the annual meeting, our Bylaws provide that the holders of a majority of the stock present and entitled to vote shall have the power to act, unless the matter is one as to which a different vote is specified by our certificate of incorporation, our bylaws, or applicable law or regulation (other than Section 216 of the Delaware General Corporation Law), in which case the different vote specified by that provision, law or regulation will apply.

Revocability of Proxies

Stockholders of Record

        If you are listed as a stockholder in our official records (which are maintained by our transfer agent), you are a stockholder of record. For example, if you hold a certificate for our stock issued in your name, you are a stockholder of record. Any stockholder of record giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by:

  •
  filing a written notice of revocation or filing a duly executed proxy bearing a later date with the Secretary of Vicuron Pharmaceuticals at our principal executive offices at 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, United States of America; or

  •
  attending the annual meeting and voting differently in person; however, attendance at the annual meeting will not, by itself, revoke a proxy.

Holders in Street Name

        If you hold a beneficial interest in shares of our common stock through a broker, bank or other nominee, you are called a holder in "street name." If you hold in street name, you must contact the broker, bank or other nominee through which you hold a beneficial interest in shares of our common stock in order to determine how to revoke any proxies the record holder submitted on your behalf.

Stockholders in Italy

        If you received shares of our common stock in exchange for Biosearch Italia ordinary shares in connection with the merger, or if you purchased our shares on the Nuovo Mercato, you hold our common stock through the Italian central clearing agency, Monte Titoli (unless you took action to remove your shares from the Monte Titoli system). Monte Titoli has agreed to transfer its voting power to those persons who hold Certifications of Participation in the Italian Central Depository System. Persons holding shares through Monte Titoli must submit to us a Certification of Participation in the Italian Central Depository System (or a complete copy thereof) together with their Italian proxy card in order to vote. You can obtain such a Certification from your broker. After you have submitted an Italian proxy card to us, you may revoke it by:

  •
  submitting to us (a) another copy of your Certification of Participation in the Italian Central Depository System, together with (b) either another duly executed Italian proxy card or a written notice of revocation, in each case bearing a later date than the original Italian proxy card; or

  •
  attending the annual meeting and voting in person. Attendance at the annual meeting will not, by itself, revoke a proxy. In order to be admitted to the annual meeting and to vote, you must present your Certification of Participation in the Italian Central Depository System (or a complete copy thereof).

Confidentiality of Proxies

        Proxy cards, ballots and voting tabulations identifying individual stockholders that are mailed or returned directly to us or to our inspector of election, American Stock Transfer & Trust Company, will be handled in a manner that protects your voting privacy. Your individual vote will not be disclosed except:

  •
  to our inspector of election, American Stock Transfer & Trust Company, so as to permit it to tabulate and certify the vote;

  •
  as required by law; and

  •
  in limited circumstances such as a proxy contest in opposition to our board of directors.

        Additionally, any comments written on the proxy card or the Italian proxy card or elsewhere in a proxy submission returned to our inspector of election will be forwarded to our management, but your identity will be kept confidential unless you ask that your name be disclosed.

Voting Agreements

        In connection with the merger between Versicor and Biosearch, four of our current directors entered into a stockholders agreement in which they agreed to vote the shares of our common stock held in their names in favor of any director nominees who were nominated in accordance with provisions of our Bylaws designed to maintain equal board representation by persons previously associated with Versicor and persons previously associated with Biosearch. The nominees for director in this proxy statement were nominated in accordance with such provisions and, accordingly, we expect all of the shares of our common stock subject to the stockholders agreement to be voted in favor of the nominees. The parties to the stockholders agreement are James H. Cavanaugh, Ph.D., George F. Horner III, Francesco Parenti, Ph.D. and Claudio Quarta, Ph.D. According to the Schedule 13D filed by such persons on March 17, 2003, there are 3,600,869 shares of our common stock subject to the stockholders agreement. The stockholders agreement appears as Exhibit D within Appendix A to our proxy statement/prospectus dated November 5, 2002. The stockholders agreement terminates on February 28, 2006, which is the third anniversary of our merger with Biosearch.

        At the time of our merger with Biosearch, we entered into an agreement with Monte Titoli, S.p.A., the Italian central clearing agency, in order to ensure that persons receiving beneficial interests in shares of our common stock as a result of the merger would be able to vote those shares. Monte Titoli agreed that each time it is designated as proxy by the U.S. clearing agency, The Depository Trust Company (commonly called DTC), Monte Titoli will execute a further omnibus proxy transferring its voting power to the persons who hold Certifications of Participation in the Italian Central Depository System, issued pursuant to Italian law (Article 85(4) of Legislative Decree no. 58/1998 and Article 34 of CONSOB Regulation 11768/1998).

PROPOSAL 1: ELECTION OF DIRECTORS

        The merger between Versicor and Biosearch fixed our board at eight directors. Our directors are divided into three classes with two directors in class I and three directors in each of classes II and III. The terms of the three class III directors expire this year. The class III directors are Costantino Ambrosio, Ubaldo Livolsi, Ph.D. and David V. Milligan, Ph.D. Each of these three directors has been nominated by our board to stand for re-election. Each newly elected director will serve a three-year term and until his successor is elected and qualified.

        You have three choices regarding the election of directors at the upcoming annual meeting. You may:

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  vote for all of the director nominees;

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  withhold authority to vote for all of the director nominees; or

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  vote for one or more of the director nominees and withhold authority to vote for one or more of the other director nominees.

        Directors are elected by a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the three nominees named in this proxy statement. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such proxies will be voted FOR the election of the substitute nominee who is designated by the board of directors in accordance with the procedures set forth in our bylaws. Those procedures would likely select, as substitute nominee, a person previously associated with the same company (either Versicor or Biosearch, as applicable) as the unavailable original nominee. Mr. Ambrosio and Dr. Livolsi were previously associated with Biosearch, while Dr. Milligan was previously associated with Versicor. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

This Year's Nominees

        Set forth below is biographical information for this year's three nominees to our board of directors:

        Costantino Ambrosio.    Mr. Ambrosio is our chief manufacturing officer and a member of our board of directors. From December 1999 until our merger with Biosearch, he served as executive vice president of manufacturing for Biosearch. Prior to his relationship with Biosearch, Mr. Ambrosio was employed by Dow Iberica, from 1996 to 1998, most recently as its general manufacturing manager. From 1991 to 1996 he served in the same position for Dow Italia and from 1988 to 1991 he was responsible for bulk pharmaceutical manufacturing at Merrel Dow. From 1971 to 1988 Mr. Ambrosio advanced through a series of manufacturing positions at Dow Chemical's Gruppo Lepitit Brindisi. Mr. Ambrosio holds a degree in industrial chemistry from Industrial Chemistry School Naples and a degree in industrial sciences from Herisau University.

        Ubaldo Livolsi, Ph.D.    Dr. Livolsi is a director of Vicuron Pharmaceuticals and a member of our audit committee and our compensation committee. He was previously a director of Biosearch from 1999 until its merger with Versicor in 2003. From 1983 to 1989, Dr. Livolsi was treasurer of Dow Chemical Italy's fully controlled subsidiary Gruppo Lepetit Spa, the biotechnology research organization that was renamed Biosearch following its management buy out. Currently, Dr. Livolsi is also the chairman and chief executive officer of Livolsi & Partners S.p.A., an Italian merchant bank, and the chief executive officer of Cinecittà S.p.A., an entertainment company, a position he has held since January 2003. During the period 1991 to 1998, Dr. Livolsi was employed by Gruppo Fininvest, an entertainment company, initially as chief financial officer and later as chief executive officer. During the period 1964 to 1991, Dr. Livolsi was employed by Dow Chemical Company (Italy/Europe), a chemical and agricultural products company, as its financial director. Dr. Livolsi currently serves as chairman of the board for the Convergenza Private Equity Fund, Cit S.p.A. and Bonaparte 48. Dr. Livolsi holds a degree in economics from the Catholic University of Milan.

        David V. Milligan, Ph.D.    Dr. Milligan is a director of Vicuron Pharmaceuticals. He served as the chairman of our board from early 1997 until our merger with Biosearch in early 2003. He has also been a member of our scientific advisory board since 1997 and was a paid scientific consultant to our company from 1997 to 2002. From 1979 to 1996, Dr. Milligan served in several executive positions at Abbott Laboratories, a healthcare products company, most recently as its senior vice president and chief scientific officer from 1994 to 1996. Dr. Milligan is vice-chairman of the board of directors of Caliper Technologies Corp. and serves as a member of the boards of directors of ICOS Corporation, Galileo Laboratories and Reliant Pharmaceuticals. He also serves on the Chemistry Department Advisory Board of Princeton University and is a vice president of Bay City Capital, a San Francisco-based merchant bank. Dr. Milligan holds a M.S. degree and a Ph.D. degree in organic chemistry from the University of Illinois and an A.B. degree in chemistry from Princeton University.

Recommendation of our Board of Directors on Proposal 1

        Our board of directors recommends that stockholders vote FOR the election of Mr. Ambrosio, Dr. Livolsi and Dr. Milligan to serve as members of our board of directors.

DIRECTORS AND OFFICERS

Board of Directors

        Our eight current directors are as follows:

Name	Age	Officer Position*	Board Position	Term Expires
James H. Cavanaugh, Ph.D.	66		Chairman(1)(2)(3)	2005
George F. Horner III	58	CEO	Director	2005
Claudio Quarta, Ph.D.	48	COO	Director(3)	2005
Ubaldo Livolsi, Ph.D.	57		Director(1)(2)	2003
Francesco Parenti, Ph.D.	63	CSO	Director(3)	2004
Costantino Ambrosio	59	CMfgO	Director	2003
Christopher T. Walsh, Ph.D.	58		Director(1)	2004
David V. Milligan, Ph.D.	62		Director(2)	2003

*
See table on page 12 for full titles.

(1)
Member of the audit committee

(2)
Member of the compensation committee

(3)
Member of the nominating committee

Board Committees and Meetings

        During the fiscal year ended December 31, 2002, our board of directors held six regularly scheduled meetings, two special meetings, and acted by unanimous written consent on two occasions. During fiscal year 2002, each member of our board of directors attended or participated in at least 75% of the total number of meetings of the board of directors (held during the period for which he was a director) plus the total number of meetings held by all committees of the board on which he served (during the periods that he served) other than Mr. Barberich, who attended approximately 63% of the board meetings in 2002.

        Our board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee

        Our audit committee meets with our independent auditors at least quarterly to review the results of the annual audit and discuss our annual and quarterly consolidated financial statements. The audit committee receives and considers the independent auditors' comments as to financial controls, provides oversight related to our financial reporting practices and the quality and integrity of our financial reports, and recommends to our board of directors the independent auditors to be retained. Our audit committee is currently composed of three non-employee directors: James H. Cavanaugh, Ph.D.; Ubaldo Livolsi, Ph.D.; and Christopher T. Walsh, Ph.D. Dr. Livolsi was appointed to the audit committee upon our merger with Biosearch on February 28, 2003. Accordingly, Dr. Livolsi did not participate in the audit committee's review of our audited 2002 financial statements, which were filed with the Securities and Exchange Commission, or SEC, in our Form 10-K. Our audit committee met five times during 2002.

        Our audit committee operates under a written charter adopted by our board of directors that is reviewed at least annually. Of the audit committee's three members, Drs. Cavanaugh and Walsh are independent directors, as independence is currently defined by Rule 4200(a) of the Nasdaq listing standards; they are also both independent under the currently proposed amendments to Nasdaq's listing standards (inasmuch as our consulting payments to Dr. Walsh have not exceeded $60,000 per year in any of the past three years). Dr. Livolsi is not classified as an independent director under Nasdaq's current definition because he is a partner in Livolsi & Partners S.p.A., a Italian merchant bank, to which our predecessor company, Biosearch, paid an amount greater than 5% of Livolsi & Partners' consolidated gross revenues in fiscal year 2000. This payment was made for financial advisory services rendered in connection with Biosearch's initial public offering. Even though Dr. Livolsi is not classified as independent under the Nasdaq definition, our board of directors considers it important for our audit committee to include a director skilled in European financial matters because substantial portions of our operations are now conducted in the European Union. Accordingly, our board appointed Dr. Livolsi to the audit committee, as allowed by Nasdaq listing standards, after determining that membership by Dr. Livolsi on the audit committee is required by the best interests of our company and its stockholders. In reaching that determination, our board considered Dr. Livolsi's business experience as head of the Italian merchant bank, Livolsi & Partners, and his financial sophistication, particularly as to Italian and European accounting standards and practices, to be important factors.

        The immediately preceding paragraph is not proxy soliciting material and should not be deemed to be incorporated by reference into any of our other filings with the SEC, notwithstanding any general statement purporting to incorporate information from this proxy statement into another filing, unless such general statement makes specific reference to the paragraph regarding audit committee independence.

Compensation Committee

        Our compensation committee has been delegated authority by our board of directors to administer all of our equity incentive plans and to determine compensation for employees at the vice president level or below. For our more senior officers, the compensation committee makes salary and bonus recommendations to our board. During fiscal year 2002, and during our compensation committee's establishment of 2002 bonus levels in early 2003, the members of our compensation committee were Timothy J. Barberich and Mark Leschly. In connection with the merger between Versicor and Biosearch, Messrs. Barberich and Leschly resigned from our board. Following their resignations, the board appointed Drs. Cavanaugh, Livolsi, Milligan and Quarta to the compensation committee. Our compensation committee met once during 2002.

Nominating Committee

        In connection with the merger between Versicor and Biosearch, our board of directors established a nominating committee to nominate individuals for election to the board of directors. Nominations to our board will be determined according to the procedures set forth in our bylaws, as amended in connection with the merger. These procedures are designed to maintain equal representation on the board by persons previously associated with Versicor and Biosearch, respectively, for three years following the merger. The nominating committee is composed of James H. Cavanaugh, Ph.D., George F. Horner III, Claudio Quarta, Ph.D. and Francesco Parenti, Ph.D. The nominating committee did not meet in 2002 because it was formed in 2003. The nominating committee and our board will consider nominees recommended by security holders. A security holder wishing to recommend a nominee should contact our corporate secretary, Dov A. Goldstein, M.D. at (610) 205-2300.

Compensation of Directors

        We reimburse all of our directors for expenses incurred in connection with attending board and committee meetings. Currently directors who also serve as officers of our company do not receive any additional compensation for their service on the board. The compensation we pay to the officers on our board is presented in the "Summary Compensation Table" below.

2002 Compensation to Non-Employee Directors

        Prior to 2003, we did not compensate our non-officer directors for their service as board or committee members, other than through stock option grants. During those years, we engaged two of our directors, Dr. Walsh and Dr. Milligan, as scientific and medical consultants and paid consulting fees to them in connection with the advisory services they provided to us, as described under the caption "Certain Relationships and Related Party Transactions." In 2002, we made the following stock option grants to our current non-employee directors:

  •
  On February 7, 2002, we granted Dr. Cavanaugh an option to purchase 5,000 shares of our common stock at an exercise price of $20.31 per share, which was our stock's closing price on the date of grant; 25% of this option vests on the first anniversary of the date of grant and the balance of 75% vests in 36 equal monthly installments thereafter; this option expires ten years after the date of grant.

  •
  On February 7, 2002, we granted Dr. Walsh an option to purchase 50,000 shares of our common stock at an exercise price of $20.31 per share; 25% of this option vests on the first anniversary of the date of grant and the balance of 75% vests in 36 equal monthly installments thereafter; this option expires ten years after the date of grant.

2003 Compensation to Non-Employee Directors

        At the end of 2002, we terminated the consulting arrangements with Drs. Walsh and Milligan and in 2003 we began compensating them for their service on the board. In 2003, we have made or expect to make the following payments and stock option awards to our non-employee directors:

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  $50,000 per year to Dr. Walsh for his service on the board and committees;

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  $100,000 per year to Dr. Milligan for his service on the board and committees; and

  •
  upon our merger with Biosearch, Dr. Livolsi's outstanding option to purchase 10,000 ordinary shares of Biosearch was cancelled and on March 1, 2003, we issued to him a replacement option under our 2002 Stock Option Plan to purchase 17,700 shares of our common stock (based on the merger exchange ratio of 1.77 Vicuron common stock per Biosearch ordinary share) at $10.62 per share (based on the average closing price of our stock during the one-month period immediately preceding the merger closing); 25% of this option vests on the first anniversary of the date of grant and the balance of 75% vests in 36 equal monthly installments thereafter; the option expires 10 years after the date of grant.

        Our board continues to have discretion to grant options to non-employee directors under the 1997 Equity Incentive Plan and our 2001 Stock Option Plan. We anticipate that we will grant options from time to time under these plans to our non-employee directors; however, no specific option grants are currently contemplated. We consider Mr. Ambrosio to be an employee director because he is employed by our subsidiary.

Executive Officers of Vicuron

        The names of our current executive officers are set forth in the following table. All of our officers are employed by us other than Mr. Ambrosio, who is employed by our subsidiary.

Name	Age	Title

George F. Horner III	58	Chief Executive Officer
Claudio Quarta, Ph.D.	48	Chief Operating Officer
Francesco Parenti, Ph.D.	63	Chief Scientific Officer, Worldwide
Timothy J. Henkel, M.D., Ph.D.	44	Chief Medical Officer
Costantino Ambrosio	59	Chief Manufacturing Officer
Richard J. White, Ph.D.	60	Chief Scientific Officer, North America
Dov A. Goldstein, M.D.	35	Chief Financial Officer

Business Experience of our Directors and Executive Officers

        Set forth below is a brief account of the business experience and education of our directors and executive officers (other than Mr. Ambrosio and Drs. Livolsi and Milligan, whose business experience and education are described above):

        James H. Cavanaugh, Ph.D.    Dr. Cavanaugh has served as a member of Vicuron's board of directors since 1999 and currently serves on Vicuron's audit committee, compensation committee and nominating committee. Since 1989, he has served as president of HealthCare Ventures based in Princeton, New Jersey. Prior to joining HealthCare Ventures, Dr. Cavanaugh was president of SmithKline and French Laboratories-U.S., the domestic pharmaceutical division of SmithKline Beecham Corporation, as well as president of Allergan International. Dr. Cavanaugh served as staff assistant to President Nixon for health affairs and then as deputy director, Domestic Council. Under President Ford, he was deputy assistant to the President for domestic affairs and then deputy chief of the White House staff. Dr. Cavanaugh is trustee emeritus of the California College of Medicine. He is a non-executive chairman of the board of Diversa Corporation and Shire Pharmaceuticals Group PLC and a non-executive director of MedImmune Corporation. He is a past director of the Pharmaceutical Research and Manufacturers Association. Dr. Cavanaugh holds a Ph.D. degree in health economics from the University of Iowa.

        George F. Horner III.    Mr. Horner has served as Vicuron's president and chief executive officer and a member of Vicuron's board of directors since 1996. Prior to joining us, Mr. Horner was corporate vice president of Ligand Pharmaceuticals from 1993 to 1995. He also served in a number of executive positions during his 17 years at Abbott Laboratories from 1976 to 1993, including president, Canada; regional director, Latin America; general manager, Mexico; general manager, Southern Africa

Region; and regional manager, Southeast Asia. From 1967 to 1976, Mr. Horner served in a number of sales and product management positions at E.R. Squibb, Inc.

        Claudio Quarta, Ph.D.    Dr. Quarta has served as chief operating officer and a member of Vicuron's board of directors since March 1, 2003. Dr. Quarta served as chief executive officer and managing director of Biosearch Italia since its formation in 1996 to February 2003. Prior to forming Biosearch through a management buy-out of the Lepetit Research Center, Dr. Quarta held a number of positions during his 19 years in the industry, a portion of which were with the Lepetit Group and its affiliates, including director of the Center and director of biological sciences of the Lepetit Research Center and fermentation development manager of the MMD Production Plant. Since 1998, Dr. Quarta has been President of the Consorzio per le Biotecnologie Roberto Lepetit, which promotes biotechnology links between academia and industry. In 1997, Dr. Quarta was also appointed contract professor in biotechnology at the Milan University. Dr. Quarta holds a Ph.D. degree in medical genetics from Rome University and a degree in biology from Perugia University.

        Francesco Parenti, Ph.D.    Dr. Parenti is chief scientific officer, worldwide and a member of Vicuron's board of directors since March 1, 2003. Dr. Parenti served in several executive positions at Biosearch since 1997, most recently as president and chief scientific officer and chairman of Biosearch's board of directors. Prior to forming Biosearch as part of a management buyout of the Lepetit Research Center, Mr. Parenti held a number of positions during his 25 years with the Lepetit Group and its affiliates, including vice president of business for Europe, Middle East and Africa at Hoechst-Marion-Roussel; president of Marion Merrel Dow, which was later purchased by Hoechst-Marion-Roussel; Managing Director and Director-General, Italy for the Lepetit Research Center; and director of pre-clinical research at Dow-Lepetit, where he was responsible for patenting teicoplanin. Dr. Parenti is president of Newron Pharmaceuticals (Italy). He is also the president of Areta International S.r.l. He serves as a non-executive director of Graffinity (Germany) and of Livolsi & Partners S.p.A. Dr. Parenti holds a Ph.D. degree in biological sciences from University Milan (Italy) and post-doctoral degrees from the Smithsonian Institution and the Yale University School of Medicine.

        Christopher T. Walsh, Ph.D.    Dr. Walsh has served as a member of Vicuron's board of directors since 1998 and currently serves on Vicuron's audit committee. Since 1991, he has served as the Hamilton Kuhn professor of biological chemistry and molecular pharmacology at the Harvard Medical School. He was the President of the Dana-Farber Cancer Institute from 1992 to 1995. From 1987 to 1995, he served as the chairman of the Department of Biological Chemistry and Molecular Pharmacology at the Harvard Medical School. Dr. Walsh is a member of the scientific advisory boards of KOSAN Biosciences and Millennium Pharmaceuticals. He is a member of the board of directors of Transform Pharmaceuticals, KOSAN Biosciences and Critical Therapeutics. He has also held various positions at Massachusetts Institute of Technology, including as chairman of the Chemistry Department and has served on the editorial boards of various scientific publications. Mr. Walsh holds a Ph.D. degree from The Rockefeller University and an A.B. degree from Harvard University.

        Timothy J. Henkel, M.D., Ph.D.    Dr. Henkel has served as Vicuron's executive vice president and chief medical officer since February 2001. Prior to joining Vicuron, Dr. Henkel was vice president of worldwide anti-infective clinical development at SmithKline Beecham from 1995 to 2000. From 1994 to 1995, Dr. Henkel was assistant professor of internal medicine and infectious diseases at Barnes Hospital and Washington University Medical Center in St. Louis. Dr. Henkel holds a M.D. and a Ph.D. degree from Washington University School of Medicine and a B.S. degree from Rhodes College.

        Richard J. White, Ph.D.    Dr. White is our executive vice president and chief scientific officer, North America. Dr. White joined Vicuron in 1997 as senior vice president of biology. Prior to joining Vicuron, Dr. White was vice president for infectious diseases at Bristol Myers Squibb from 1985 to 1997. Dr. White has also held research management positions at Lederle Laboratories, Glaxo Group Research in the United Kingdom, and Lepetit Research in Italy. Dr. White holds a Ph.D. degree in biochemistry from the University of Oxford and a B.S. degree in biochemistry from the University of Manchester.

        Dov A. Goldstein, M.D.    Dr. Goldstein has served as Vicuron's vice president, finance and chief financial officer since July 2000. Prior to joining Vicuron, Dr. Goldstein was director of venture analysis at HealthCare Ventures from 1998 to 2000. Dr. Goldstein served as vice president, biotechnology research analysis at Brean Murray & Co. from 1997 to 1998. He completed his internship in the Department of Medicine of Columbia-Presbyterian Hospital. Dr. Goldstein holds a M.B.A. degree from Columbia Business School, a M.D. degree from Yale University and a B.S. degree from Stanford University.

Compensation of Executive Officers

        The following table summarizes the compensation awarded or paid for the past three full fiscal years:

  •
  by Versicor to our chief executive officer (Mr. Horner);

  •
  by Versicor to the four other most highly compensated persons who were serving as executive officers of Versicor at the end of 2002 (Drs. Henkel, White, Goldstein and Patel); and

  •
  by Biosearch Italia to the three other Vicuron officers who are also members of our current board of directors (Drs. Quarta and Parenti and Mr. Ambrosio, each of whom was an officer and director of Biosearch Italia prior to the merger).

        We refer to the persons identified in the following table as our named executive officers.

Summary Compensation Table

		Annual Compensation(1)							Long-Term Compensation
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation	Securities Underlying Options(2)		All Other Compensation
George F. Horner III Chief Executive Officer	2002 2001 2000	$ $ $	324,443 271,249 271,300		$ $ $	100,000 52,000 75,000		— — —	— — —			— — —
Claudio Quarta Chief Operating Officer	2002 2001 2000	€ € €	147,409 145,000 103,300		€ €	20,660 20,660 —	(4) (3)	— — —	— — —			— — —
Francesco Parenti Chief Scientific Officer, Worldwide	2002 2001 2000	€ € €	148,410 147,000 120,334		€ €	20,660 21,000 —	(4) (3)	— — —	— — —			— — —
Timothy J. Henkel Chief Medical Officer	2002 2001 2000	$ $	307,957 263,230 —	(5)		$60,000 — —		— — —	44,309 — 400,000		$	— 154,597 —	(6)
Costantino Ambrosio Chief Manufacturing Officer	2002 2001 2000	€ €	154,905 152,000 —		€ €	103,000 103,000 —	(4) (3)	— — —	— 88,500 —	(7)		— — —
Richard J. White Chief Scientific Officer, North America	2002 2001 2000	$ $ $	281,208 255,754 250,866		$ $ $	47,500 36,445 40,000		— — —	187,887 — —		$ $	— 40,000 146,667	(8) (8)
Dov A. Goldstein Chief Financial Officer	2002 2001 2000	$ $ $	218,229 208,039 96,323	(9)	$ $ $	40,250 11,130 15,000		— — —	15,356 — 212,500			— — —
Dinesh V. Patel Vice President, Drug Discovery	2002 2001 2000	$ $ $	218,166 210,102 202,207		$ $ $	33,250 32,375 32,810		— — —	62,500 — —			— — —

(1)
Amounts denominated in U.S. dollars ($) were paid by Versicor; amounts denominated in E.U. euros (€) were paid by Biosearch Italia, or its manufacturing subsidiary. Amounts in the "Bonus" column for any year represent bonus paid in that fiscal year, typically as compensation for the named executive officer's performance during the prior fiscal year. Accordingly, amounts shown for 2002 exclude bonuses paid in the first quarter of 2003 as awards for 2002 performance, which were in the following amounts: $142,400 for Mr. Horner; $78,625 for Dr. Henkel; $78,285 for Dr. White; $46,600 for Dr. Goldstein; and $45,900 for Dr. Patel. Amounts in the "Other Annual Compensation" column for each year exclude the value of perquisites which, in the aggregate for each officer in each year, did not exceed the lower of $50,000 or 10% of such officer's salary and bonus compensation for such year.

(2)
Unless otherwise noted, amounts in the "Securities Underlying Options" column refer to shares of Vicuron Pharmaceuticals common stock underlying options granted under (i) the Vicuron Pharmaceuticals Inc. 1997 Equity Incentive Plan Stock (the "1997 Plan"), as amended, or (ii) the Vicuron Pharmaceuticals Inc. 2001 Stock Option Plan (the "2001 Plan"). No grants of stock appreciation rights ("SARs"), whether freestanding or in tandem with stock options, were made during the years presented to the named executive officers.

(3)
Amounts accrued as of December 31, 2001.

(4)
Amounts accrued as of December 31, 2002.

(5)
Based on an annual salary of $295,000. Dr. Henkel was hired on February 1, 2001.

(6)
Dr. Henkel received a signing bonus of $154,959 on February 1, 2001.

(7)
Amount shown for 2001 include options awarded by Biosearch in 2002 for the executive's performance in 2001. On February 6, 2002, the Biosearch board of directors awarded Mr. Ambrosio an option to purchase 50,000 ordinary shares of Biosearch at €21.00 per share in respect of his performance in fiscal year 2001; upon the merger of Biosearch with and into Vicuron, this option was cancelled and on March 1, 2003 we issued to Mr. Ambrosio a replacement option under our 2002 Stock Option Plan to purchase 88,500 shares of our common stock (based on the merger exchange ratio of 1.77 Vicuron shares per Biosearch share) at $10.62 per share (based on the average closing price of our stock during the one-month period immediately preceding the merger closing); 25% of this option vests on March 1, 2004 and the balance of 75% vests in 36 equal monthly installments thereafter; the option expires March 1, 2013

(8)
Dr. White executed in favor of us a non-interest bearing promissory note dated May 15, 1997 in consideration for a loan we made to him at that time. The promissory note was in the original principal amount of $200,000 and was due on May 15, 2002. We forgave $146,667 of the unpaid principal of the note in 2000 and another $40,000 in 2001.

(9)
Based on an annual salary of $205,000. Dr. Goldstein was hired on July 6, 2000.

Option Grants

        The following table describes the stock options we granted to our named executive officers in 2002. The table also includes the potential realizable value of these grants over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation have been selected in accordance with the rules of the SEC and do not represent an estimate of our future stock price. There can be no assurance that the actual stock price will appreciate over the option terms at the assumed rates of 5% and 10% or at any other specific rate. Unless the market price of the underlying shares appreciates over the option term, the named executive officers will not realize value from these option grants.

Vicuron Pharmaceuticals Option Grants in 2002

	Individual Grants
	Number of Securities Underlying Options Granted in 2002(1)		Percent of Total Vicuron Options Granted in 2002			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name				Exercise Price	Expiration Date
						5%	10%
George F. Horner III	—		—	—	—	—	—
Claudio Quarta, Ph.D.	—		—	—	—	—	—
Francesco Parenti, Ph.D.	—		—	—	—	—	—
Timothy J. Henkel, M.D., Ph.D.	44,309		4.4%	$20.31	Feb. 6, 2012	$565,952	$1,434,234
Costantino Ambrosio	—	(3)	—	—	—	—	—
Richard J. White, Ph.D.	187,887		18.7%	$20.31	Feb. 6, 2012	$2,399,852	$6,081,697
Dov A. Goldstein, M.D.	15,356		1.5%	$20.31	Feb. 6, 2012	$196,140	$497,056
Dinesh V. Patel, Ph.D.	62,500		6.2%	$20.31	Feb. 6, 2012	$789,303	$2,023,057

(1)
Vicuron option grants are shown in the table. Except as noted, no Biosearch options were granted to any of the named executive officers in 2002.

(2)
Calculated pursuant to SEC rules on the assumption that the market price of the underlying common stock appreciates in value from the date of grant to the end of the option term at the rates shown.

(3)
Excludes options issued by Biosearch on February 6, 2002 in respect of the 2001 performance by Mr. Ambrosio. These options were cancelled in connection with the merger and replaced with an equivalent number of Vicuron options on March 1, 2003. See the notes to the Summary Compensation Table.

Aggregated 2002 Option Exercises and Year-End Option Values

        The following table shows information for the named executive officers regarding exercises of Vicuron stock options during 2002, and the amount and values of unexercised stock options as of December 31, 2002. The three Biosearch officers who became officers and directors of Vicuron in connection with the merger are omitted from this table because they were not officers of Vicuron during 2002 and held no Vicuron options at year-end 2002.

2002 Option Exercises and Year-End Option Holdings

			Number of Securities Underlying Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)
	Number of Shares Acquired on Exercise
Name		Value Realized (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
George F. Horner III	—	—	624,261	114,489	$6,458,594	$1,180,382
Timothy J. Henkel, M.D., Ph.D.	—	—	200,000	244,309	$1,008,000	$1,008,000
Richard J. White, Ph.D.	—	—	202,523	219,137	$2,096,714	$322,188
Dov A. Goldstein, M.D.	—	—	132,412	95,044	$803,741	$483,706
Dinesh V. Patel, Ph.D.	11,361	$124,445	65,276	75,544	$675,087	$134,484

(1)
Based on the closing price of our common stock on the date of exercise, minus the exercise price of the option.

(2)
Based on the closing price of our common stock on December 31, 2002 of $10.79 per share, minus the exercise price of "in-the-money" options.

Employment Contracts, Indemnification Agreements and Change-in-Control Arrangements

        In July 2000, we entered employment agreements with Mr. Horner, Dr. White, Dr. Goldstein and Dr. Patel. In December 2000, we entered an employment agreement with Dr. Henkel. The original term of each employment agreement terminates three years after its respective commencement date. However, each employment agreement contains an automatic renewal provision in which the employment agreement renews for three years on each anniversary of the employment agreement unless we give notice to the named executive officer at least 60 days prior to the renewal date that the employment agreement will not be extended. The employment agreements provide for participation in all bonus, incentive, savings and retirement and benefit plans offered generally to our employees, among other terms and conditions. If a change in our control occurs and within two years after the change in our control we terminate the named executive officer's employment without cause or he resigns for good reason, then the named executive officer will receive payments equal to two times the sum of his annual base salary then being paid or his highest annual base salary for any one of the prior two years, depending on the particular agreement, plus the amount of the largest bonus received during any one calendar year.

        In March 2003, we entered into indemnity agreements with our directors and Dr. Goldstein. These agreements indemnify each director and Dr. Goldstein to the fullest extent permissible by Delaware law (including any future amendments thereto, if such future amendments increase our power to indemnify our directors and officers). The indemnification extends to any lawsuit brought against the director or officer by reason of the fact that such person is or was serving as a director or officer of our company. However, the indemnification does not extend to any conduct by a director or officer who is adjudged by a final verdict to have engaged in willful misconduct, knowing fraud or deliberate dishonesty. The indemnity agreements also obligate us to advance litigation expenses to the director or officer prior to the time when the director's or officer's right to indemnification is finally determined. In the event that the director or officer is found to be ineligible for such coverage, those advanced expenses must be repaid to our company.

Additional Employment Arrangements with our Officers in Italy

        Upon completion of the merger, Dr. Quarta, Dr. Parenti and Mr. Ambrosio became executive officers of our company. Previously, Drs. Parenti and Quarta were employed by Biosearch and Mr. Ambrosio was the managing director of Biosearch's manufacturing subsidiary. Under Italian law, all employees of Biosearch immediately before the merger continued as employees of the combined company immediately after the merger, and were entitled to essentially maintain their pre-merger employment terms and conditions as a minimal standard. In Italy, employment terms and conditions are governed:

  •
  by individual employment agreements; and

  •
  by Italian law and collective bargaining agreements.

        The general manner in which each of these authorities affects our employment relationship with our Italian executives is described below.

Employment and Non-Competition Agreements with our Officers in Italy

        On July 30, 2002, concurrently with our execution of the merger agreement and subject to the completion of the merger, we entered into employment agreements with Drs. Quarta and Parenti, each of whom is now a director and an executive officer of our company. We also entered into a consulting agreement with the head of Biosearch's manufacturing subsidiary, Costantino Ambrosio, who is now a director and an executive officer of our company. Our agreements with Drs. Quarta and Parenti and Mr. Ambrosio became effective upon the closing of the merger. Under the agreements, we pay base salaries of €160,000 per year to each of Dr. Quarta and Dr. Parenti, and we make consulting payments to Mr. Ambrosio of €154,000 per year. In addition, each executive is eligible for the fringe benefits package offered to our executive officers generally and for an annual bonus based on his performance under standards established in advance by the compensation committee. Pursuant to these agreements, on March 1, 2003, we awarded stock options to purchase shares of our common stock under our 2001 Stock Option Plan in the amounts of: 700,000 to Dr. Quarta; 600,000 to Dr. Parenti; and 400,000 to Mr. Ambrosio. The exercise price of each option is $10.62 per share (which was the average closing price of our stock during the one-month period immediately preceding the closing of the merger). Subject to continued service to our company, 25% of each option vests on the first anniversary of the date of grant and the balance of 75% vests in 36 equal monthly installments thereafter. These options expire ten years after the date of grant. In their agreements, each Italian executive agreed that for one year following any termination of service to us he will not engage in any business activity in Italy that competes against us. In exchange, in accordance with the custom in Italy, we agree to pay each executive a portion of his base compensation in a lump sum, one year following the termination of his employment. Although our Italian counsel has advised us that these non-compete agreements comply with Italian law, the courts of many jurisdictions may not enforce non-competition agreements and we face the risk that these agreements might provide incomplete or ineffective protection insofar as the non-competition provision is concerned.

Italian Law and National Collective Bargaining Agreements.

        Many material terms of our Italian executives' employment are mandated by Italian law and national collective bargaining agreements. In Italy, collective bargaining agreements are much more prevalent than in the United States and are negotiated at a national level—beyond the control of any particular employer—between the unions of a particular business sector (mechanical, commerce, banks, chemical, etc.) and the employers' association in the applicable sector. In principle, the Italian national collective agreements will be legally binding on our employment relationships after the merger only if we, and the employees in question, actually join the relevant national associations or if our individual employment agreements expressly or implicitly accept that the employment relationship is to be regulated by a specified national collective agreement (which we have not done and which our executive employment agreements do not expressly provide). In practice, however, the protection provided to employees in the national collective agreements is generally considered to be the minimum acceptable and Italian courts apply the national collective agreements in every case.

        In particular, our employment relationships with our Italian executives are regulated by Italy's National Collective Agreement for the Executives in the Industrial Sector of April 27th, 1995, as amended, which provides, among other things:

  •
  executives are entitled to minimum gross monthly salary and salary increases related to length of service;

  •
  executives' yearly salaries are paid in 14 installments;

  •
  executives are not subject to working time schedules or overtime rules;

  •
  executives are entitled to 35 days of holiday per year;

  •
  for justified reasons, executives are entitled to an unpaid leave period;

  •
  in case of illness, the executives are entitled to maintain their job position for a period of up to 12 months during which they will receive their full salary (with the cost being fully borne by the employer);

  •
  executives are entitled to mandatory paid maternity leave;

  •
  executives are entitled to insurance coverage for on- and off-duty accidents; and

  •
  executives are entitled to indemnification for any civil and criminal liabilities incurred by the executives in the performance of their employment activities.

        In addition, the National Collective Agreement provides that following a merger (including the merger between Versicor and Biosearch), executives are entitled to resign without notice for three months from the date of the merger, regardless of any detriment in their working conditions. Our merger was effective in Italy on March 1, 2003. If one of our executives asserts this right prior to June 1, 2003, we will be required to pay the executive an indemnity amount equal to one-third of the total indemnity amount potentially available to the employee in lieu of the amount that we would have been required to pay if we had terminated the executive's employment without notice (as described in the next paragraph). This right to resign cannot be waived by contract. Accordingly, even though we have entered into employment agreements with Drs. Quarta and Parenti as described above, they have the right to resign from our company following the merger as described above. The preceding does not apply to Mr. Ambrosio because he is not an employee of Biosearch, but of Biosearch Manufacturing (Biosearch's wholly-owned subsidiary, which is not a party to the merger).

        Finally, the Italian National Collective Agreement regulates the severance benefits we would be required to pay upon any termination by us of the employment of our officers in Italy. The severance amount varies based upon whether the termination is for cause, for justified reasons or for no justified reason, as generally described below:

  •
  Terminations for Cause. If we were to dismiss an executive in Italy for cause, he would not be entitled to any notice period or indemnity in lieu of the notice period, but he would be entitled to receive the severance compensation (so-called TFR). We would have "cause" to terminate an executive's employment, under Article 2119 of the Italian civil code, following any serious event that makes the continuation of the employment relationship impossible, even on a temporary basis. Events such as theft, riots and serious insubordination are generally considered "cause" for termination in Italy.

  •
  Terminations for Justified Reasons. If we were to terminate the employment of any executive in Italy, other than for "cause," the executive would be entitled to a notice period. The notice period is equal to eight months for executives having a seniority of up to two years, and it is increased in proportion to seniority up to a maximum of 12 months for executives having more than 10 years of seniority. If we were to terminate an executive's employment for justified reasons without providing the required notice, he would be entitled to the indemnity in lieu of the notice period equal to the salary he would have received during the notice period, in addition to the severance compensation. The average amount of the bonuses paid to him during the prior three years and the value of his fringe benefits would be taken into account when calculating this indemnity. Under Article 2118 of the Italian civil code, the following events are generally considered to provide a "justified reason" for terminating an executive's employment: failure of the executive to comply with material management directions; a restructuring or reorganization of the company; a complete closing of the company; or the closing of the office to which the executive is assigned.

  •
  Unlawful Terminations. If we were to terminate the employment of any executive in Italy without cause or justified reasons, the executive might challenge the dismissal in court. If the termination of the employment relationship is deemed unlawful by the court, the executive may be awarded damages in the form of an indemnity (to be paid in addition to the indemnity in lieu of the notice period and the severance compensation) ranging from a minimum amount equal to the notice indemnity due to the executive, plus two months' salary up to a maximum amount equal to 22 months' salary. An executive is never entitled to reinstatement, regardless of the cause of termination.

Related Party Transactions

        In March 1998, we entered into a written scientific agreement with Christopher T. Walsh, Ph.D., a member of our board of directors. Under this scientific agreement, Dr. Walsh agreed to provide consulting and advisory services to us. We agreed to pay Dr. Walsh an annual consulting fee of $50,000, and to pay $50,000 in 1998 and $25,000 in 1999 to help fund his laboratory. The original term of this agreement expired in January 2001, but performance continued through the mutual consent of Dr. Walsh and us and, as a result, we paid Dr. Walsh an annualized amount of $50,000 per year during the period March 1998 through December 2002. We terminated this agreement as of December 31, 2002. Commencing as of January 1, 2003, we began paying Dr. Walsh as compensation for his service on our board and the committees to which he is appointed. See "Compensation of Directors."

        In January 1997, we entered a written consulting agreement with David V. Milligan, Ph.D., who was at that time the chairman of our board of directors. Under this consulting agreement, Dr. Milligan agreed to provide consulting and advisory services to us. We agreed to pay Dr. Milligan an annual fee of $100,000. The original term of this agreement expired in December 1997, but performance continued through the mutual consent of Dr. Milligan and us and, as a result, we paid Dr. Milligan $100,000 per year during the period 1997 through 2002. We terminated the agreement as of December 31, 2002. Commencing as of January 1, 2003, we began paying Dr. Milligan as compensation for his service on our board and the committees to which he is appointed. See "Compensation of Directors."

        In February 2000, our predecessor company, Biosearch, acquired a 37.4% interest in Areta International S.r.l., a service provider active in the field of cellular biology. Areta was established in 1999, with registered offices in Milan, Italy and currently has a share capital of Lit. 222 million (or approximately €103,291). Subsequently, Biosearch's interest in Areta was reduced to 33.66% as a result of the admission of another investor. Our management believes that the holding of this interest may provide us access to biotechnologies useful to some of our discovery and profiling programs. Dr. Livolsi, who is a member of our board of directors, owns 22.38% of Areta. In January, 2000, our predecessor company, Biosearch entered into a services supply agreement with Areta providing for the supply by Biosearch to Areta of administrative and general services, including security, warehouse space, maintenance and cafeteria services. In addition, Biosearch and Areta entered into a lease agreement providing for the lease by Biosearch to Areta of recently renovated laboratory and office space for a term of nine years in exchange for rent in the amount of approximately Lit. 103 million (or approximately €53,195) per year. Also, in January 2001 Biosearch made a five year loan to Areta. By operation of the merger, we succeeded to Biosearch's position in these agreements. As of the date hereof, no other agreements are in effect between our company and Areta.

        In July 2001, Biosearch entered into an agreement with Livolsi & Partners S.p.A., a merchant bank for which Dr. Ubaldo Livolsi serves as chairman and chief executive officer and for which Dr. Parenti, our chief scientific officer, serves as a non-executive director. Dr. Livolsi was a member of Biosearch's board of directors and became a member of our board of directors upon the completion of the merger. Under this agreement, Livolsi & Partners agreed to provide various advisory services to Biosearch, including management and financial consulting and investor relations support. Biosearch agreed to pay Livolsi & Partners a monthly fee of €25,000. This original term of this agreement expired in July 2002, but was extended through February 2003 on the same terms and conditions through the mutual consent of Biosearch and Livolsi & Partners. Total payments made by Biosearch under this agreement were €105,000 in 2001, €210,000 in 2002 and €40,000 in 2003. This agreement terminated upon the completion of the merger with Biosearch on February 28, 2003. Our company never made any payments to Livolsi & Partners under this agreement.

        On March 27, 2003 we entered into an agreement with Bonaparte 48, an Italian public relations firm. Bonaparte 48 is 51% owned by Livolsi & Partners S.p.A. Dr. Livolsi, one of our directors, is the non-executive chairman of Bonaparte 48. Under this agreement, we will pay Bonaparte 48 €50,000 per year for communications consulting and ongoing corporate and financial media relations.

        We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Compensation Committee Interlocks and Insider Participation

        During the last completed fiscal year, none of the members of our compensation committee was an officer or employee of our company. During the last completed fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, commonly called the Exchange Act, requires our officers and directors, and persons who own 10% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the SEC. Their initial report must be filed using the SEC's Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC's Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a). From and after the date of the merger, we have made the services of our legal counsel available to our officers and directors to assist them in meeting their filing obligations.

        Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or oral representations that no such reports were required), we believe that since January 1, 2002 all of our officers and directors and stockholders owning greater than 10% of our common stock complied with all applicable Section 16(a) filing requirements, except as follows: Mr. Ambrosio amended his Form 3 initial report to include his two March 1, 2003 stock option grants, one of which had been inadvertently omitted from his original filing; Dr. Goldstein did not file a report of his February 7, 2002 stock option grant; in January 2003 Mr. Leschly filed two Forms 4 late, reporting at total of three transactions late; Dr. Patel did not file a report of his February 7, 2002 stock option grant or of his April 29, 2002 exercise of 11,361 stock options; Dr. Walsh did not file a report of his February 7, 2002 stock option grant; and Dr. White did not file a report of his February 7, 2002 stock option grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The compensation committee furnished the following report dated as of February 12, 2003. This report is not proxy soliciting material and should not be deemed to be incorporated by reference into any of our other filings with the SEC, notwithstanding any general statement purporting to incorporate information from this proxy statement into another filing, unless such general statement makes specific reference to this report.

The Committee's Approach to Executive Compensation

        The compensation committee is composed entirely of non-employee directors. The compensation committee is responsible for our general compensation policies and administers our various compensation plans, including our stock option plans and annual salary and bonus plans.

        Each year, the compensation committee reviews the compensation of our chief executive officer and our other senior executive officers to assure that compensation is appropriately tied to performance and that salary and potential bonus compensation levels are appropriate. To focus and facilitate such review, the compensation committee developed the following compensation philosophy for our company:

  •
  executive compensation should be at or above the 50th percentile of pharmaceutical industry market levels to allow us to attract and retain talented management;

  •
  annual variable compensation should reward the executives for achieving specific results which should lead to increased stockholder value;

  •
  the majority of variable compensation should be directly related to sustained increases in stockholder value;

  •
  supplemental benefits and perquisites that reward executives without regard to performance should be minimal; and

  •
  all of our employees should be encouraged to think like stockholders.

Elements of Executive Compensation

        The compensation of the chief executive officer and of our other senior executive officers is comprised of three primary components: salary; bonus; and stock options.

        Salary is fixed at a competitive level to attract and retain qualified candidates. Bonuses are tied specifically to our performance and/or individual contributions. Stock options are awarded in amounts we believe necessary to provide incentives for future performance, taking into account individual performance and length of service with us. This mix of compensation elements places a significant portion of compensation at risk and emphasizes performance.

Compensation of our President and Chief Executive Officer

        The fiscal year 2002 salary and bonus recommended by the compensation committee for Mr. Horner, our company's president and chief executive officer, are consistent with the criteria described above and with the compensation committee's evaluation of his overall leadership and management performance. The board of directors accepted all of the compensation committee's recommendations regarding Mr. Horner's fiscal year 2002 compensation. Mr. Horner's salary and bonus for 2002 are reported in the Summary Compensation Table and the notes thereto.

        The rules of the SEC require that we describe each measure of the company's performance, whether quantitative or qualitative, on which the chief executive officer's compensation was based (except that we are not required to present target levels or any confidential information the disclosure of which would disadvantage our company). The compensation committee's recommendation regarding Mr. Horner's 2002 bonus level was based on the extent to which the company achieved objectives in the following categories: key product development goals; key research goals; key business development goals; key corporate development goals; key staffing goals; and key financing and investor-relations goals.

Summary

        The compensation committee believes that our compensation policy, as practiced to date by the compensation committee and our board, has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate (or in some cases, individual) performance relative to pre-established corporate (or individual) goals. We expect that our compensation policy might evolve over time together with changes in the company's short-term goals, particularly if and when one or more of our company's product candidates receive FDA marketing approval. We expect that throughout any such changes the compensation committee will maintain its focus on building long-term stockholder value by incentivizing technological leadership and development and expansion of the market for our potential products.

Respectfully submitted,
The Compensation Committee: Mark Leschly Timothy J. Barberich

STOCK PRICE PERFORMANCE GRAPH

        The following performance graph is not proxy soliciting material and should not be deemed to be incorporated by reference into any of our other filings with the SEC, notwithstanding any general statement purporting to incorporate information from this proxy statement into another filing, unless such general statement makes specific reference to this performance graph.

        The following graph shows the 29-month cumulative total return resulting from a hypothetical $100 investment in our common stock at its closing price on August 3, 2000, the date of our initial public offering, through March 31, 2003, compared to the same amount invested in the Nasdaq (U.S. & Foreign) Index and the Nasdaq Biotechnology Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, we believe it is not necessarily indicative of our corporation's degree of success in executing our business plan, particularly over short periods.

29 Month Cumulative Total Return Comparison

PROPOSAL 2: RATIFICATION OF OUR
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

        On the recommendation of the audit committee, our board of directors has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2003. The audit committee has further recommended to our board that we submit the selection of independent auditors for ratification by the stockholders at the annual meeting.

        Stockholder ratification of the selection of PricewaterhouseCoopers as our independent public accountants is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. The proxy card presents three choices on Proposal Two; you may:

  •
  vote for ratification of the selection of PricewaterhouseCoopers LLP;

  •
  vote against ratification of the selection of PricewaterhouseCoopers LLP; or

  •
  withhold authority to vote (abstain) as to this matter.

        Shares represented by executed proxies will be voted as directed on the proxy card, however, if no direction is given (and if authority to do so is not withheld) shares represented by executed proxies will be voted FOR the ratification of PricewaterhouseCoopers as our independent public accountants. If the stockholders do not ratify this selection, our audit committee (and our board of directors) will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may recommend, and our board of directors in its discretion may direct, the appointment of different independent auditors at any time during the year if they determine that such a change would be in our company's best interest.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required for approval of Proposal 2.

Recommendation of our Board of Directors on Proposal 2

        Our board of directors recommends that stockholders vote FOR ratification of the selection of PricewaterhouseCoopers as our independent public accountants for fiscal year 2003.

INDEPENDENT PUBLIC ACCOUNTANTS

        PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and they will have an opportunity to make a statement if they so desire. They are also expected to be available to respond to appropriate questions.

Fees Billed to our Company by PricewaterhouseCoopers LLP

        Total fees billed to our company by PricewaterhouseCoopers LLP for services rendered were $810,107 for fiscal year 2002 compared to $140,500 for fiscal year 2001. These fees consist of audit fees and other fees, as described below. As stated in its report, our audit committee considered whether the provision of services giving rise to the other fees is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        PricewaterhouseCoopers S.p.A., an Italian affiliate of PricewaterhouseCoopers LLP, was engaged as independent auditor to Biosearch Italia S.p.A., the company with which we merged on February 28, 2003. Total fees billed by PricewaterhouseCoopers S.p.A. for services rendered to Biosearch and its subsidiaries were €790,000 for fiscal year 2002 compared to €83,000 for fiscal year 2001. All fees arising from the engagement of PricewaterhouseCoopers S.p.A. by Biosearch have been excluded from the fee data presented below.

Audit Fees

        Audit fees are fees which are billed for professional services rendered by our principal accountant for the audit of our annual financial statements, the review of our quarterly financial statements included in our Form 10-Q reports, and any other services normally provided by principal accountants in connection with statutory and regulatory filings or engagements. Total audit fees billed to our company by PricewaterhouseCoopers LLP were $107,000 for fiscal year 2002 compared to $100,000 for fiscal year 2001 (of which $45,000 had been billed through December 31, 2001).

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not bill any financial information systems design and implementation fees to our company in either 2002 or 2001.

All Other Fees

        All other fees include fees billed by PricewaterhouseCoopers LLP for products and services provided by PricewaterhouseCoopers LLP other than those services giving rise to audit fees or financial information systems design and implementation fees. All other fees billed to our company by PricewaterhouseCoopers LLP were $703,107 for fiscal year 2002 compared to $40,500 for fiscal year 2001. The 2002 fees were generated primarily in connection with our merger with Biosearch. The 2001 fees were generated primarily in connection with consultation on various tax and accounting matters.

AUDIT COMMITTEE REPORT

        The audit committee furnished the following report dated February 27, 2003 regarding the audited consolidated financial statements appearing in our recently filed Form 10-K. This report is not proxy soliciting material and should not be deemed to be incorporated by reference into any of our other filings with the SEC, notwithstanding any general statement purporting to incorporate information from this proxy statement into another filing, unless such general statement makes specific reference to this report.

        The members of the audit committee have been appointed by our board of directors. The audit committee is governed by a charter which was adopted at the December 9, 1997 meeting of our board of directors. The audit committee is comprised of two directors who meet the current independence and experience requirements of the Nasdaq National Market.

        Duties of the audit committee include: (i) overseeing our internal accounting and operational controls as well as its financial and regulatory reporting; (ii) selecting our independent accountants and assessing their performance on an ongoing basis; (iii) reviewing our financial statements and audit findings, and taking any action considered appropriate by the audit committee and our board of directors; (iv) performing other oversight functions as requested by our board of directors; and (v) reporting activities performed to our board of directors.

        Management is responsible for our internal controls. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards applied in the U.S. and for issuing a report thereon. The audit committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent accountants.

        In this context, the audit committee has reviewed our audited financial statements and discussed such statements with management and our independent accountants. Management represented to the audit committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and our independent accountants. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with audit committees). The audit committee has considered whether the provision of services other than audit services is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        Our independent accountants also provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees), and the audit committee discussed with the independent accountants their independence.

        Based on the review and discussions referred to above, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and be filed with the SEC.

Respectfully submitted,
The Audit Committee: James H. Cavanaugh, Ph.D. Christopher T. Walsh, Ph.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth as of April 1, 2003 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

  •
  each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of the executive officers named in the Summary Compensation Table; and

  •
  all of our current directors and officers (as defined under Section 16 of the Exchange Act) as a group.

        The table shows beneficial ownership in accordance with the rules of the SEC to include securities over which a named person has or shares voting or investment control (such as securities held by investment funds under his control), as well as securities over which a named person has the right to acquire voting or investment control within 60 days of April 1, 2003 (such as upon exercise of an option that is currently vested or that is scheduled to vest within 60-days of April 1, 2003). Unless otherwise indicated by footnote:

  •
  the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and

  •
  the address of each person named in the table is in care of Vicuron Pharmaceuticals Inc., 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, United States of America.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned(1)
James H. Cavanaugh, Ph.D(2)	1,582,723	3.3%
George F. Horner III(3)	689,465	1.4%
Claudio Quarta, Ph.D.(4)	2,274,922	4.8%
Ubaldo Livolsi, Ph.D.(5)	2,247	*
Francesco Parenti, Ph.D.(6)	1,123,038	2.4%
Costantino Ambrosio(7)	141,600	*
Christopher T. Walsh, Ph.D(8)	135,928	*
David V. Milligan, Ph.D(9)	137,760	*
Timothy J. Henkel, M.D., Ph.D(10)	258,717	*
Richard J. White, Ph.D(11)	405,508	*
Dov A. Goldstein, M.D.(12)	163,772	*
Dinesh V. Patel, Ph.D(13)	132,548	*
All directors and executive officers as a group (12 persons)(14)	7,048,228	14.2%

*
Holdings represent less than 1% of all shares outstanding.

(1)
Percentages are based on 47,679,720 common shares outstanding on April 1, 2003. In accordance with SEC rules, each person's percentage interest is calculated by dividing the number of shares that person beneficially owns (as explained in the table's lead-in paragraph) by the sum of (a) the total number of common shares outstanding on April 1, 2003 plus (b) the number of shares such person has the right to acquire within 60 days of April 1, 2003 (including, for example, upon exercise of options that are vested as of April 1, 2003 or that are scheduled to vest within 60 days of April 1, 2003).

(2)
Dr. Cavanaugh's beneficial ownership includes 10,179 shares held by Dr. Cavanaugh; 11,144 shares subject to options held by Dr. Cavanaugh that are exercisable within 60 days of April 1, 2003; 1,488,657 shares held by HealthCare Ventures V, L.P. ("HCV"), a Delaware limited partnership; 72,743 shares of common stock subject to warrants held by HCV, which are exercisable within 60 days of March 10, 2003 and which expire on August 8, 2005. Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P., which is the general partner of HCV. As such, he may be deemed to have voting and dispositive power over the shares held by HCV. However, Dr. Cavanaugh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Dr. Cavanaugh's beneficial ownership may be deemed to extend to another 4,087,425 shares (the sum of the shares beneficially owned by Mr. Horner, Dr. Quarta and Dr. Parenti) by virtue of the stockholders agreement (see "Proxy Solicitation and Voting—Voting Agreements") as described in the amended Schedule 13D filed on March 17, 2003.

(3)
Mr. Horner's beneficial ownership includes 11,250 shares held by Mr. Horner; 3,125 shares held by Mr. Horner's son; 3,125 shares held by Mr. Horner's daughter and 671,965 shares subject to options held by Mr. Horner that are exercisable within 60 days of April 1, 2003. However, Mr. Horner disclaims beneficial ownership of the shares held by his son and daughter except to the extent of his pecuniary interest therein. Mr. Horner's beneficial ownership may be deemed to extend to another 4,980,683 shares (the sum of the shares beneficially owned by Dr. Cavanaugh, Dr. Quarta and Dr. Parenti) by virtue of the stockholders agreement (see "Proxy Solicitation and Voting—Voting Agreements") as described in the amended Schedule 13D filed on March 17, 2003.

(4)
Dr. Quarta's beneficial ownership includes 2,274,922 shares held by Dr. Quarta. Dr. Quarta also holds options to purchase 700,000 shares, none of which are exercisable within 60 days of April 1, 2003. Dr. Quarta's beneficial ownership may be deemed to extend to another 3,395,226 shares (the sum of the shares beneficially owned by Dr. Cavanaugh, Mr. Horner and Dr. Parenti) by virtue of the stockholders agreement (see "Proxy Solicitation and Voting—Voting Agreements") as described in the amended Schedule 13D filed on March 17, 2003.

(5)
Dr. Livolsi's beneficial ownership includes 2,247 shares held by Dr. Livolsi. Dr. Livolsi also holds options to purchase 17,700 shares, none of which are exercisable within 60 days of April 1, 2003.

(6)
Dr. Parenti's beneficial ownership includes 1,123,038 shares held by Dr. Parenti. Dr. Parenti also holds options to purchase 600,000 shares, none of which are exercisable within 60 days of April 1, 2003. Dr. Parenti's beneficial ownership may be deemed to extend to another 4,547,110 shares (the sum of the shares beneficially owned by Dr. Cavanaugh, Mr. Horner and Dr. Quarta) by virtue of the stockholders agreement (see "Proxy Solicitation and Voting—Voting Agreements") as described in the amended Schedule 13D filed on March 17, 2003.

(7)
Mr. Ambrosio's beneficial ownership includes 141,600 shares held by Mr. Ambrosio. Mr. Ambrosio also holds options to purchase 488,500 shares, none of which are exercisable within 60 days of April 1, 2003.

(8)
Dr. Walsh's beneficial ownership includes 135,928 shares subject to options held by Dr. Walsh that are exercisable within 60 days of April 1, 2003.

(9)
Dr. Milligan's beneficial ownership includes 22,500 shares held by the David V. Milligan Trust dated Oct. 19, 1991 of which Dr. Milligan is the sole trustee; and 115,260 shares subject to options held by Dr. Milligan that are exercisable within 60 days of April 1, 2003.

(10)
Dr. Henkel's beneficial ownership includes 3,206 shares held by Dr. Henkel; and 255,511 shares subject to options held by Dr. Henkel that are exercisable within 60 days of April 1, 2003.

(11)
Dr. White's beneficial ownership includes 125,000 shares held by Dr. White; 6,252 shares held by Dr. White's children; and 274,256 shares subject to options held by Dr. White that are exercisable within 60 days of April 1, 2003. However, Dr. White disclaims beneficial ownership of the shares held by his children except to the extent of his pecuniary interest therein. Dr. White reports that he has no power to vote or dispose of the shares held by his children.

(12)
Dr. Goldstein's beneficial ownership includes 163,772 shares subject to options held by Dr. Goldstein that are exercisable within 60 days of April 1, 2003.

(13)
Dr. Patel's beneficial ownership includes 42,306 shares held by Dr. Patel; and 90,242 shares subject to options held by Dr. Patel that are exercisable within 60 days of April 1, 2003.

(14)
Includes 1,790,821 shares issuable upon exercise of options or warrants beneficially owned by our directors and executive officers that are exercisable within 60 days of April 1, 2003.

OTHER MATTERS

        Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

WHERE YOU CAN FIND MORE INFORMATION

        Our Internet address is www.vicuron.com. We make our periodic SEC reports (Form 10-Q and Form 10-K) and current reports (Form 8-K) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. Materials we file with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

        We will provide a copy of our company's annual report on Form 10-K, as filed earlier this year with the SEC, without charge to any beneficial owner of our common stock who so requests in writing to Vicuron Pharmaceuticals Inc., 455 South Gulph Road, Suite 305, King of Prussia, Pennsylvania 19406, United States of America, Attention: Dov A. Goldstein, M.D., Investor Relations. We will also furnish copies of any of the exhibits to our most recent annual report on Form 10-K upon such a beneficial owner's specific written request. In order to ensure delivery of such information in advance of the annual meeting, we must receive your request prior to June 10, 2003.

STOCKHOLDER PROPOSALS

        The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 1, 2004 (which is 120 calendar days before the first anniversary of the date of this proxy statement). Pursuant to our bylaws, a stockholder wishing to make a proposal or a nomination for director that is not to be included in our proxy statement and form of proxy for the 2004 annual meeting of stockholders must notify us between March 22, 2004 and April 21, 2004 (which are 90 days and 60 days, respectively, before the anniversary of this year's annual meeting). Stockholders are advised to review our bylaws, which contain several additional requirements regarding the submission of stockholder proposals and director nominations. Proposals or nominations that are not fully compliant may not be presented.

By Order of the Board of Directors,
George F. Horner III President and Chief Executive Officer

King of Prussia, Pennsylvania
April 29, 2003

[PROXY CARD (face)]

VICURON PHARMACEUTICALS INC.
455 South Gulph Road, Suite 305
King of Prussia, Pennsylvania 19406
United States of America

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George F. Horner III and Dov A. Goldstein, M.D. as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Vicuron Pharmaceuticals Inc. held of record by the undersigned on April 28, 2003, at the Annual Meeting of Stockholders to be held on June 20, 2003 (the "Annual Meeting") and at any adjournment or postponement thereof.

(Continued on reverse side)

[PROXY CARD (reverse)]

ANNUAL MEETING OF STOCKHOLDERS OF

VICURON PHARMACEUTICALS INC.

June 20, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors:		2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐
		NOMINEES
☐	FOR ALL NOMINEES	( ) Costantino Ambrosio	3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	( ) Ubaldo Livolsi, Ph.D.
			THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.
☐	FOR ALL EXCEPT (See Instructions below)	( ) David V. Milligan, Ph.D.
    All other proxies heretofore given the undersigned to vote shares of stock of Vicuron Pharmaceuticals Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: •			PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Signature of Stockholder                                                   Date:                          Signature of Stockholder                                                   Date:

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[ITALIAN PROXY CARD]

DELEGA DI VOTO
VICURON PHARMACEUTICALS INC.
LA PRESENTE DELEGA E' SOLLECITATA PER CONTO DEL CONSIGLIO D'AMMINISTRAZIONE

Il sottoscritto, il cui nominativo compare sull'allegata certificazione rilasciata ai sensi dell'art. 31, let b) del D.lg. 24.6.1998 n. 213, delega George F. Horner III e Dov A. Goldstein, M.D., a rappresentarlo nell'assemblea annuale degli azionisti che si terrà in data 20 Giugno 2003 (l' "Assemblea Annuale"), ed in ogni successiva convocazione o rinvio della stessa, nonché ad esercitare i diritti di voto connessi alle azioni ordinarie di Vicuron Pharmaceuticals Inc. di cui sia legittimato a esercitare i diritti di voto.

QUESTA DELEGA, DEBITAMENTE SOTTOSCRITTA ED INVIATA CONGIUNTAMENTE ALLA CERTIFICAZIONE RILASCIATA DALL'INTERMEDIARIO AI SENSI DELL'ARTICOLO 31, LETTERA B) DEL D.L. 213 DEL 1998, CONFERISCE IL POTERE DI VOTARE CONFORMEMENTE ALLE ISTRUZIONI IN ESSA CONTENUTA. NEL CASO IN CUI NON SIA CONTENUTA ALCUNA ISTRUZIONE, QUESTA DELEGA CONFERISCE IL POTERE DI VOTARE PER TUTTI I CANDIDATI INDICATI NELLA PROPOSTA 1 E PER LA PROPOSTA 2.

☒  Siete pregati di barrare le caselle come nell'esempio.

		DELEGO A VOTARE PER LA NOMINA DI TUTTI I CANDIDATI (salvo quelli indicati qui di seguito)	NEGO LA DELEGA A VOTARE LA NOMINA DI TUTTI I CANDIDATI Indicati qui a destra	Candidati:			A FAVORE	CONTRO	ASTENUTO
1.	Elezione degli amministratori:	☐	☐	Costantino Ambrosio Ubaldo Livolsi, Ph.D. David V. Milligan, Ph.D.	2.	Ratifica della nomina di PricewaterhouseCoopers LLP come revisori indipendenti	☐	☐	☐
ISTRUZIONI PER LA PROPOSTA 1: barrare una delle caselle che precedono, oppure, per negare il potere di votare uno o più candidati, scrivere qui sotto il nome di tale candidato o di tali candidati:					3.	A loro discrezione, i soggetti delegati ai sensi della presente delega, hanno il diritto di votare su tutte le questioni che vengano in essere nel corso dell'Assemblea Annuale, ed in qualsiasi sua nuova convocazione o rinvio.

ISTRUZIONI DI VOTO

(a)
Barrare le caselle precedenti con riferimento alla proposta 1 e alla proposta 2.

(b)
Scrivere qui sotto in maniera leggibile il proprio nominativo, corrispondente a quello riportato nella certificazione rilasciata dall'intermediario ai sensi dell'articolo 31, lettera b) del d.l. 213 del 1998

  Scrivere qui il proprio nome e cognome:

(c)
Firmare e datare la presente delega nell'apposito spazio qui sotto.

(d)
Trasmettere sia la delega firmata che la certificazione rilasciata dall'intermediario ai sensi dell'articolo 31, lettera b) del d.l. 213 del 1998 (o una copia integrale della stessa) al seguente indirizzo, o per posta o via fax:

Vicuron Pharmaceuticals Inc.
Attn: Ermengildo Beghe
Via Roberto Lepetit n. 34
Gerenzano, Italy 21040
FAX: +39 02 964-74-493

(e)
E' necessario allegare la certificazione rilasciata dall'intermediario ai sensi dell'articolo 31, lettera b) del d.l. 213 del 1998 (o una copia integrale della stessa) perché il proprio voto venga computato;

(f)
Scadenza: la delega dovrà essere recapitata al suddetto indirizzo (per posta o per fax) non più tardi del 18 giugno 2003.    Qualora deleghiate il vostro voto successivamente all'11 giugno 2003, è vivamente consigliato di inviare la documentazione anche via fax al numero suddetto.

Tutte le altre deleghe di voto concesse dal sottoscritto in relazione alle azioni ordinarie di Vicuron Pharmaceuticals Inc., in base alle quali il sottoscritto avrebbe il potere di votare nell'Assemblea Annuale o in ogni sua ulteriore convocazione o rinvio, qualora fosse presente, sono espressamente revocate.

Firma                                                           Firma                                                           Data:                                                           , 2003

[ITALIAN PROXY CARD (English translation)]

PROXY CARD
VICURON PHARMACEUTICALS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, whose name appears on the enclosed certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998, hereby appoints George F. Horner III and Dov A. Goldstein, M.D. as substitute Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Vicuron Pharmaceuticals Inc. over which the undersigned has been named as Proxy, at the Annual Meeting of Stockholders to be held on June 20, 2003 (the "Annual Meeting") and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND SUBMITTED TOGETHER WITH YOUR CERTIFICATION ISSUED BY THE AUTHORIZED INTERMEDIARIES PURSUANT TO ARTICLE 31 OF THE ITALIAN LAW DECREE N. 213 OF 1998, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, BUT IF NO DIRECTION IS GIVEN, A PROPERTY EXECUTED AND SUBMITTED PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

☒  Please mark your votes as in this example.

		FOR ALL nominees (except as indicated below)	WITHHOLD AUTHORITY for all nominees listed at right	Nominees:			FOR	AGAINST	ABSTAIN
1.	Election of Directors:	☐	☐	Costantino Ambrosio Ubaldo Livolsi, Ph.D. David V. Milligan, Ph.D.	2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants.	☐	☐	☐
INSTRUCTION FOR PROPOSAL 1: Mark one of the boxes above or, to withhold authority to vote for one or more individual nominee, write the name of that (those) nominee(s) in the space provided below:					3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING INSTRUCTIONS

(a)
Please mark your votes in the boxes above regarding Proposal 1 and Proposal 2.

(b)
Please print your name(s) neatly in the space below exactly as on your certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998:

  Print your name here:

(c)
Please sign and date this card in the space provided below.

(d)
Please submit BOTH this signed proxy card AND your certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) to the following address either by mail or by fax:

Vicuron Pharmaceuticals Inc.
Attn: Ermengildo Beghe
Via Roberto Lepetit n. 34
Gerenzano, Italy 21040
FAX: +39 02 964-74-493

(e)
You MUST include your certification issued by the authorized intermediaries pursuant to article 31 of the Italian Law Decree n. 213 of 1998 (or a complete copy) together with this proxy card for your vote to be counted.

(f)
Deadline: Your proxy card must be received at the above address (by mail or fax) no later than June 18, 2003. If you are depositing your vote in the mail after June 11, 2003, we recommend that you also submit the papers by fax to the above number.

All other proxies heretofore given by the undersigned to vote shares of stock of Vicuron Pharmaceuticals Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting or any adjournment or postponement thereof, are hereby expressly revoked.

        Signature                                                           Signature                                                           Date:                                                          , 2003

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TABLE OF CONTENTS
PROXY SOLICITATION AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTORS AND OFFICERS
Summary Compensation Table
Vicuron Pharmaceuticals Option Grants in 2002
2002 Option Exercises and Year-End Option Holdings
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PRICE PERFORMANCE GRAPH
29 Month Cumulative Total Return Comparison
PROPOSAL 2: RATIFICATION OF OUR SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS